Center Bancorp, Inc. Establishes Additional Fourth Quarter Provision

UNION, N.J., January 6, 2009 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (NASDAQ: CNBC), the parent company for Union Center National Bank ("UCNB"), today announced that for the fourth quarter of 2008, it intends to establish an additional loan loss provision of $100,000 and charge-off approximately $250,000 in connection with an outstanding commercial real estate project that it has recently taken into Other Real Estate Owned (OREO).

Anthony Weagley, President and Chief Executive Officer of Center Bancorp, Inc. stated: "In prior press releases and quarterly filings, we have underscored our high asset quality and discussed our aggressive efforts to address credit quality issues in this stressed economic environment.   Historically, we have managed to resolve delinquency issues, which have been relatively small, in a manner that protected both the Corporation and our borrowers.   During the fourth quarter, one of our borrowers found that it had exhausted its resources in trying to maintain its loan and complete a residential condominium project in Union County, New Jersey.  In this case, UCNB accepted a deed-in-lieu rather than instituting foreclosure proceedings. "

Mr. Weagley added: "We have engaged a contracting firm to complete the project and there are existing contracts for sale on certain individual units.  Based on the information available to us, we do not expect to take further losses on this project.   We expect that the project will be completed in the first quarter of 2009.  Subsequent to completion, sales of the project in whole or part will commence. UCNB has taken, and intends to continue to take, reasonable steps to work with responsible borrowers during this difficult period. We will, however, enforce our rights with respect to borrowers who try to take advantage of the current circumstances to circumvent their responsibilities."

At December 31, 2008, the Corporation expects non-performing assets to amount to $4.7 million, including OREO of $3.9 million.  The above-mentioned provision and charge off for the fourth quarter will be in addition to the Corporation's anticipated quarterly loan loss provision and charge-off amounts.  We expect the total provision and total net charge-off for the fourth quarter of 2008 to be $425,000 and $252,000, respectively.

The Corporation continues to experience high loan demand and despite this one isolated project, is experiencing strong asset quality throughout its loan portfolio.  Total loans are expected to amount to $676.2 million at December 31, 2008, which is an increase of $124.5 million or 22.6% over total loans at December 31, 2007.

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. UCNB focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

UCNB, through its Private Wealth Management Division, which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust services, elder care and benefit plan administration. Center Bancorp additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

UCNB currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. UCNB also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations and the Boys and Girls Club of Union.

While UCNB's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded into northern and central New Jersey. At September 30, 2008, Center Bancorp had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $721.7 million and stockholders' equity of $80.6 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the precise amount of the loan loss provision and charge-offs to be recorded for the fourth quarter of 2008, the future outcomes associated with the residential condominium project referenced herein, and total loan, non-performing asset and OREO levels to be reflected on the Corporation's December 31, 2008 consolidated statement of condition) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CONTACT:

Center Bancorp, Inc.
Anthony C. Weagley, President & Chief Executive Officer
(908) 206-2886

Investor Relations
Joseph Gangemi
(908) 206-2886